Exhibit 99.1
Sabine Royalty Trust

News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR APRIL
     Dallas, Texas, April 5, 2011 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.43461 per unit, payable on April 29, 2011, to unit holders of record on April 15, 2011. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for January 2011 and the gas production for December 2010. Preliminary production volumes are approximately 45,081 barrels of oil and 730,104 Mcf of gas. Preliminary average prices are approximately $85.89 per barrel of oil and $4.22 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	45,081	730,104	$85.89	$4.22

Prior Month	21,452	389,768	$81.13	$4.19
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of March, approximately $601,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. Since the close of business in March and prior to this press release, approximately $1,465,000 in revenue has been received.
     The 2010 tax information packets were mailed to unitholders the first week of March. A copy of Sabine’s 2010 tax information booklet is now available on Sabine’s website. New this year, for the convenience of unitholders of the Trust, the Sabine website also has two simple calculators available for computing the income and expense amounts and the cost depletion. The calculators can be found on the website’s “Home” page and under the “Tax Information” link.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541